As filed with the Securities and Exchange Commission on November 4, 2009
Registration No. 333-151020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST–EFFECTIVE AMENDMENT NO. 1
TO
FORM S–8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GENTEK INC.
(Exact name of registrant as specified in its charter)

Delaware	02-0505547
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)
90 East Halsey Road
Parsipanny, NJ 07054
(Address of Principal Executive Offices)
GenTek Inc. Amended and Restated 2003 Management and Directors Incentive Plan
(Full Title of the Plan)
Eric L. Schondorf, Esq.
GenTek Inc.
90 East Halsey Road
Parsipanny, NJ 07054
(973) 515-0900
(Name, Address and Telephone Number,
including Area Code, of Agent for Service)
Copy to:
Michael Lubowitz, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by GenTek Inc., a Delaware corporation (the “Company”), removes from registration all shares of common stock, no par value per share (“Common Stock”), of the Company, registered under the Registration Statement on Form S-8 (Registration Number 333-151020) filed by the Company on May 19, 2008 (the “Registration Statement”) with the U.S. Securities and Exchange Commission, pertaining to the registration of 750,000 shares of Common Stock offered under the GenTek Inc. Amended and Restated 2003 Management and Directors Incentive Plan (the “Plan”).
     On September 28, 2009, the Company entered into an Agreement and Plan of Merger with ASP GT Holding Corp., a Delaware corporation (“Parent”), and ASP GT Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Parent, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Parent. The Merger became effective at 2:52 p.m., Eastern Time, on October 29, 2009 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares held in the treasury of the Company or by the Company’s subsidiaries, Parent or Purchaser or shares with respect to which appraisal rights are properly exercised under Delaware law) converted into the right to receive $38.00 per share in cash, without interest and less any applicable withholding taxes.
     The Company has terminated the Plan and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 4th day of November, 2009.

GENTEK INC.
By:	/s/ Eric L. Schondorf
	Name:	Eric L. Schondorf
	Title:	Vice President

     Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on this 4th day of November 2009 in the capacities indicated.

Signature	Title

President and Director
/s/ Matthew F. LeBaron Matthew F. LeBaron	(Principal Executive Officer)

Vice President, Treasurer and Director
/s/ Scott M. Wolff Scott M. Wolff	(Principal Financial and Accounting Officer)